Exhibit 10.5

FIRST AMENDMENT
TO THE
RAYONIER INC. EXCESS BENEFIT PLAN

(for the plan document amended and restated as of July 15, 2010)

Pursuant to Section 4.01 of the Rayonier Inc. Excess Benefit Plan (the “Plan”), Rayonier Inc., the employer responsible for maintaining the Plan, hereby amends the Plan as follows:
Effective July 31, 2023

1.The INTRODUCTION to the Plan shall be amended to add a new paragraph to the end thereof to read as follows:
“Notwithstanding anything in the Plan to the contrary, the Plan is hereby irrevocably terminated, effective as of July 31, 2023 (the "Termination Date").
2.Section 2.02 of the Plan shall be amended to add a new paragraph to the end thereof to read as follows:
“Notwithstanding the foregoing, any payments made under Section 2.04(e) of the Plan after the 12 month period following the Termination Date shall be paid in a lump sum, determined by using the IRS Interest Rate and the IRS Mortality Table, as those terms are defined under the Retirement Plan.”

3.Section 2.04 of the Plan shall be amended to add a new paragraph (e) to read as follows:
“(e) Notwithstanding the foregoing, all benefits payable as of the Termination Date or which become payable within 12 months of the Termination Date shall be paid in accordance with paragraphs (a) through (d) of this Section 2.04. Any remaining payments due under the Plan after the 12 month period following the Termination Date, including benefits that have not commenced payment under this Section 2.04, shall be paid in a lump sum within 24 months of the Termination Date.”

IN WITNESS WHEREOF, Rayonier Inc. has caused this First Amendment to the Plan to be executed by its duly authorized officer on this July 20, 2023.

RAYONIER INC.

By: /s/ Shelby Pyatt
Title: __SVP,HR & IT__

114905099.1